Exhibit 99.1

FAT Brands Inc. Reports Fourth Quarter and Fiscal Year 2021 Financial Results

Conference call and webcast today at 5:00 p.m. EDT

LOS ANGELES (March 21, 2022) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands,” “we,” “our” or the “Company”) today reported fiscal fourth quarter 2021 financial results for the 13-week period ending December 26, 2021.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We want to thank our franchise partners and employees for their hard work and dedication in the challenging operating environment of the past year.”

“We are proud to report that 2021 was a transformational year for FAT Brands as we successfully executed on our two primary growth pillars, acquisitions and organic growth. We closed on three accretive acquisitions in the fourth quarter for a total of four acquisitions in 2021 involving eight new restaurant brands. On October 1, 2021 we acquired Twin Peaks sports lodge for $300 million from Garnett Station Partners. On December 15, 2021 we acquired Fazoli’s, the largest premium QSR Italian chain in the U.S., from Sentinel Capital Partners for $130 million and Native Grill & Wings from Cybeck Capital Partners for $20 million. We are pleased to report the integration of these acquisitions is going smoothly and we estimate the transactions will result in approximately $45 million to $50 million in incremental normalized post-COVID EBITDA in 2022.”

“In addition to our acquisition strategy, we continue to develop our powerful engine for organic growth with approximately 850 locations in our pipeline, with development agreements in a number of new territories, providing for projected 33% unit growth and 50% EBITDA growth over the next several years. We also have received strong demand from existing franchise partners to develop other brands within the FAT portfolio.”

“The fourth quarter marked another strong quarter for FAT Brands as revenues increased by 1,042% and adjusted EBITDA rose 500% over the prior year quarter. We are also excited to report 5.6% same-store sales growth and a system-wide sales increase of 353% for the fourth quarter of 2021 compared to 2019. Further, we are extremely pleased with the performance of the brands we acquired in 2021 which, if we were to include them, would have brought our same-store sales growth to 8.5% for the fourth quarter of 2021 compared to 2019.”

“For 2022 we are well positioned to continue our growth trajectory with the estimated addition of 120 new locations. Further, we expect system-wide sales will rise to over $2.3 billion resulting in an estimated normalized post-COVID EBITDA run rate of approximately $90 million to $95 million for 2022.”

Fiscal Fourth Quarter 2021 Highlights

●	Total revenue increased 1,042 % to $74.2 million compared to $6.5 million the fourth quarter of 2020

○	System-wide sales growth of 308 % Q4 2021/Q4 2020 and 353% Q4 2021/Q4 2019

■	United States sales growth of 432% Q4 2021/Q4 2020 and 451% Q4 2021/Q4 2019
■	Rest of world sales growth of 61% Q4 2021/Q4 2020 and 109% Q4 2021/Q4 2019

○	System-wide same-store sales growth of 12.4% Q4 2021/Q4 2020

■	United States same-store sales growth of 15.8% Q4 2021/Q4 2020
■	Rest of world sales growth of 2.0% Q4 2021/Q4 2020

○	30 new franchised store openings during the fourth quarter of 2021

■	Store count as of December 26, 2021: 2,369 stores system-wide

●	Net loss of $19.6 million or $1.38 per diluted share compared to net loss of $7.7 million or $0.64 per diluted share in the fourth quarter of 2020
●	Adjusted net loss(1) of $16.5 million, or $1.16 per diluted share, compared to adjusted net loss of $5.8 million, or $0.48 per diluted share in the fourth quarter of 2020
●	EBITDA(1) of $1.9 million compared to EBITDA loss of $7.9 million in the fourth quarter of 2020
●	Adjusted EBITDA(1) of $10.4 million compared to adjusted EBITDA of $1.7 million in the fourth quarter of 2020

(1)	EBITDA, Adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net income to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Fourth Quarter 2021 Financial Results

Financial results for the full year and fourth quarter of 2021 include the financial results of Global Franchise Group (“GFG”), Twin Peaks, Fazoli’s and Native Grill & Wings from the respective dates of acquisition.

Total revenue was $74.2 million in the fourth quarter of 2021 compared to $6.5 million in the fourth quarter of 2020, reflecting revenue from GFG, acquired during the third quarter of 2021, and revenue from Twin Peaks, Fazoli’s and Native Grill & Wings, acquired during the fourth quarter of 2021. Revenues also benefited from the continued positive same-store sales growth and new store openings.

Costs and expenses increased $62.0 million to $77.0 million in the fourth quarter of 2021 compared to $15.0 million in the fourth quarter of 2020. Cost of restaurant and factory revenues increased to $36.9 million from zero in 2020 as a result of the acquisition of GFG, Twin Peaks and Fazoli’s, all of which have company-owned locations. General and administrative expenses increased $22.6 million, primarily due to higher compensation expense and the acquisition of GFG and Twin Peaks. Advertising expense increased $7.1 million, primarily reflecting advertising expenses from GFG and Twin Peaks and the increase in customer activity as the recovery from COVID continues. Other expense of $17.1 million was comprised primarily of interest expense of $16.4 million.

Adjusted net loss was $16.5 million, or $1.16 per diluted share, in the fourth quarter of 2021 compared to adjusted net loss of $5.8 million, or $0.48 per diluted share, in the fourth quarter of 2020.

Recent Events and Liquidity

On December 15, 2021, the Company completed its acquisition of Fazoli’s from affiliates of Sentinel Capital Partners for $130 million. The transaction was funded with cash from the issuance of new notes from the Company’s securitization facilities. This acquisition marked FAT Brands’ debut into the Italian quick-service dining category.

On December 15, 2021, the Company completed its acquisition of Native Grill & Wings from affiliates of Cybeck Capital Partners for $20 million. The transaction was funded with cash from the issuance of new notes from the Company’s securitization facilities. As a result of the acquisition, FAT Brands expects to further increase its growing market share in the casual dining category.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year. For 2020, the comparable store base does not include Elevation Burger and Johnny Rockets stores as we did not own the brands for the full year of 2019. For 2021, the comparable store base includes Elevation Burger as we owned the brand for the full year of 2020.

System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal fourth quarter 2021 financial results today at 5:00 PM EDT. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer, and Ken Kuick, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-705-6003. A replay will be available after the call until Monday, March 28, 2021, and can be accessed by dialing 1-844-512-2921. The passcode is 13727822. The webcast and our earnings supplement will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 2,200 units worldwide. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, including estimates of annual EBITDA, unit growth and system-wide sales), our pipeline of new store locations, our ability to successfully integrate and exploit the synergies of recent acquisitions and conduct future accretive acquisitions. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures (Unaudited)

This press release includes non-GAAP financial measures of EBITDA, Adjusted EBITDA and Adjusted net loss.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising gain or losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

Reconciliations of net loss attributable to FAT Brands Inc. presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020

(in thousands, except share data)

Revenue
Royalties	$17,858	$4,742	$42,658	$13,420
Franchise fees	1,914	559	4,023	1,130
Advertising fees	8,685	1,180	16,728	3,527
Restaurant sales	37,451	-	41,563	-
Factory revenue	7,990	-	13,470	-
Management fees and other income	291	18	439	41
Total revenue	74,189	6,499	118,881	18,118

Costs and expenses
General and administrative expense	26,876	4,250	50,249	14,876
Cost of restaurant and factory revenues	36,865	-	44,242	-
Impairment of assets	1,037	5,368	1,037	9,295
Refranchising (gain) loss	992	1,958	314	3,827
Acquistion costs	1,257	535	4,242	1,168
Advertising fees	9,930	2,860	17,973	5,218
Total costs and expenses	76,957	14,971	118,057	34,384

(Loss) income from operations	(2,768)	(8,472)	824	(16,266)

Other income (expense), net
Interest expense, net	(14,925)	(1,341)	(26,864)	(3,375)
Interest expense related to preferred shares	(1,468)	(293)	(2,193)	(1,544)
Net loss on extinguishment of debt	(1,219)	-	(7,637)	(88)
Change in fair value of derivative liability	-	-	-	887
Gain on contingent consideration payable adjustment	-	-	-	1,680
Other income (expense), net	543	151	750	157
Total other income (expense), net	(17,069)	(1,483)	(35,944)	(2,283)

Loss before income tax expense	(19,837)	(9,955)	(35,120)	(18,549)

Income tax benefit	(234)	(2,284)	(3,537)	(3,689)

Net loss	(19,603)	(7,671)	(31,583)	(14,860)

Basic and diluted loss per share	$(1.38)	$(0.64)	$(2.15)	$(1.25)
Basic and diluted weighted average shares outstanding	14,203,887	11,926,264	14,656,880	11,897,952
Cash dividends declared per common share	$0.13	$-	$0.52	$-

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020

(in thousands)

Net loss	$(19,603)	$(7,671)	$(31,583)	$(14,860)
Interest expense, net	16,393	1,634	29,057	4,919
Income tax benefit	(234)	(2,284)	(3,537)	(3,689)
Depreciation and amortization expense	5,313	409	8,474	1,172
EBITDA	1,869	(7,912)	2,411	(12,458)
Provision for bad debts	1,340	-	1,565	-
Share-based compensation expenses	1,154	38	1,642	99
Non-cash lease expenses (1)	201	69	640	243
Acquisition costs	974	535	4,242	1,168
Refranchising (gain) loss	992	1,958	314	3,827
Net loss on extinguishment of debt	1,219	(0)	7,637	88
Gain on contingent consideration payable adjustment	-	-	1,037	(1,680)
Impairment loss	1,037	5,368	-	9,295
Litigation costs	394	-	394	-
Net loss related to advertising fund deficit	1,245	1,680	1,245	1,680
Change in fair value - derivative liability	-	-	-	(887)
Adjusted EBITDA	$10,425	$1,736	$21,127	$1,375

(1) Included non-cash lease expenses related to new lease accounting standards

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020

(in thousands, except share data)

Net loss	$(19,603)	$(7,671)	$(31,583)	$(14,860)
Refranchising (gain) loss	992	1,958	314	3,827
Acquisition costs	974	535	4,242	1,168
Net loss on extinguishment of debt	1,219	-	7,637	88
Tax adjustments, net (1)	(38)	(572)	(1,228)	(1,011)
Adjusted net loss	$(16,456)	$(5,750)	$(20,618)	$(10,788)

Loss per basic and diluted share	$(1.38)	$(0.64)	$(2.15)	$(1.25)
Adjusted loss per basic and diluted share	$(1.16)	$(0.48)	$(1.41)	$(0.91)

Weighted average basic and diluted shares outstanding	14,203,887	11,926,264	14,656,880	11,897,952

(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods

Investor Relations:

ICR

Lynne Collier

IR-FATBrands@icrinc.com

646-430-2216

Media Relations:

FAT Brands Inc.

Erin Mandzik

emandzik@fatbrands.com

860-212-6509

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